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                                                                     EXHIBIT 3.8

                                 AMENDMENT NO. 2
                                     TO THE
                         AMENDED AND RESTATED BY-LAWS OF
                           NCI BUILDING SYSTEMS, INC.

                                September 9, 1999


         The Amended and Restated By-Laws, dated as of February 5, 1992 (the "By-Laws") and as amended by Amendment No. 1 thereto dated as of March 17, 1999, of NCI Building Systems, Inc., a Delaware corporation (the "Company") are hereby amended as follows:

         1. Section 13 of the By-Laws is hereby amended to read in its entirety as follows:

                  SECTION 13. How Constituted and Powers. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; provided, that members of the Audit Committee and the Compensation Committee may only appoint a "non-employee director" (as defined in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended) of the Board of Directors. Any committee, to the extent provided in the resolution of the board of directors and not prohibited by law, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it. At any meeting of a committee, a majority of the members of the committee shall constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee."